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EXHIBIT 3.1

CERTIFICATE OF LIMITED PARTNERSHIP
OF
PACIFIC ENERGY PARTNERS, L.P.

        This Certificate of Limited Partnership, dated February 15, 2002, has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the "Act") to form a limited partnership under the Act.

        1.    Name. The name of the limited partnership is Pacific Energy Partners, L.P.

        2.    Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 17-104 of the Act is 1209 Orange Street, Wilmington, Delaware 19801. The name and the address of the registered agent for service of process required to be maintained by Section 17-104 of the Act are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

        3.    General Partner. The name and the business, residence or mailing address of the general partner is as follows:

    PACIFIC ENERGY GP, INC.
    555 17th Street, Suite 2400
    Denver, Colorado 80202

        EXECUTED as of the date written first above.

PACIFIC ENERGY GP, INC.
By:	/s/ LYNN T. WOOD
Name:	Lynn T. Wood
Title:	Vice President

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CERTIFICATE OF LIMITED PARTNERSHIP OF PACIFIC ENERGY PARTNERS, L.P.